Exhibit d(v)
LETTER AGREEMENT
Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois 60611
     This Agreement is made as of this 1st day of October, 2006 between DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust (the “Trust”), and DRIEHAUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).
     WHEREAS, the Trust and Driehaus Capital Mangement, Inc., the predecessor to the Adviser, have entered into an Investment Advisory Agreement dated September 25, 1996, as amended by a Letter Agreement dated December 18, 1998 (the “Advisory Agreement”), under which the Trust has agreed to retain the Adviser to render investment advisory and management services to Driehaus International Discovery Fund (the “Portfolio”);
     WHEREAS the Adviser desires to amend the Advisory Agreement with respect to the compensation of the Adviser for providing services to the Portfolio;
     NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:
1.	The Trust will pay the Adviser an annual fee for its services, computed daily and payable on a monthly basis, as follows: 1.5% on the first $500 million of average daily net assets, 1.35% on the next $500 million and 1.25% of average daily net assets in excess of $1 billion.
2.	All the other terms and conditions of the Advisory Agreement with respect to the Portfolio shall remain in full effect.
3.	This Agreement is hereby incorporated by reference into the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory Agreement, the terms of the Advisory Agreement are controlling.
     IN WITNESS WHEREOF, the Trust and the Adviser have cause this Agreement to be executed as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS
By:	/s/ Richard H. Driehaus
Richard H. Driehaus
President

ATTEST:	/s/ Kelly C. Dehler
Kelly C. Dehler
Assistant Secretary

DRIEHAUS CAPITAL MANAGEMENT LLC
By:	/s/ Robert H. Gordon
Robert H. Gordon
President and Chief Executive Officer

ATTEST:	/s/ Kelly C. Dehler
Kelly C. Dehler
Assistant Secretary